--------------------------------
                                                |         OMB APPROVAL         |
                                                |  --------------------------  |
                                                |  OMB Number:      3235-0145  |
                                                |  Expires: December 31, 1997  |
                                                |  Estimated average burden    |
                                                |  hours per response...14.90  |
                                                --------------------------------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                          Alexion Pharmaceuticals, Inc.
                   -------------------------------------------
                                (Name of Issuer)



                        Common Stock, ($.0001 par value)
                   -------------------------------------------
                         (Title of Class of Securities)



                                    015351109
                            ------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page  2  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  BIOTECHNOLOGY INVESTMENT GROUP, LLC ("BIO")                        |
|        |  06-141 5704                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  647,575                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  647,575                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  647,575                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  6.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  00                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page  3  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  EDWARD BLECH TRUST ("EBT")                                         |
|        |  25-638 1634                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  New York                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  647,575                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  -0-                                              |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  647,575                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  6.8%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  00                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page  4  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  COLLINSON HOWE VENTURE PARTNERS, INC.                              |
|        |  13-354 8019                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  676,439                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  676,439                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  676,439                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  7.1%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page  5  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  SCHRODERS INCORPORATED ("SI")                                      |
|        |  13-262 1402                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  28,864                                           |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  28,864                                           |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  28,864                                                             |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  .03%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page  6  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  JEFFREY J. COLLINSON ("JJC")                                       |
|        |  N/A                                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  U.S.A.                                                             |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  3,497                                            |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  676,439                                          |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  3,497                                            |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  676,439                                          |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  679,936                                                            |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  7.1%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  IN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page  7  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  SCHRODER VENTURES U.S. TRUST ("SVUST")                             |
|        |  13-691 3552                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Bermuda                                                            |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  -0-                                              |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  -0-                                              |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  -0-                                                                |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0%                                                                 |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  00                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page  8  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  SCHRODER VENTURES LIMITED PARTNERSHIP ("SVLP")                     |
|        |  13-348 4238                                                        |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware                                                           |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  -0-                                              |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  -0-                                              |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  -0-                                              |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  -0-                                              |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  -0-                                                                |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0%                                                                 |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  PN                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page  9  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

Item 1(a).        Name of Issuer: Alexion Pharmaceuticals, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  25 Science Park
                  New Haven, CT 06511

Item 2.    Names, Addresses and Citizenship of Persons Filing:
           ---------------------------------------------------
I.         For Reporting Person
           --------------------
           Biotechnology Investment Group, L.L.C.:

           a)     Biotechnology Investment Group, L.L.C.

           b)     c/o Collinson Howe Venture Partners, Inc.
                  1055 Washington Boulevard
                  Stamford, CT 06901

           c)     Place of organization -- Delaware

II.        Regarding Reporting Person Edward Blech Trust:

           a)     Edward Blech Trust

           b)     418 Avenue I
                  Brooklyn, NY  11231

           c)     Trusted created under laws of New York

           Regarding Reporting Person Collinson Howe Venture Partners, Inc.

           a)     Collinson Howe Venture Partners, Inc.

           b)     1055 Washington Boulevard
                  Stamford, CT  06901

           c)     Place of Organization - Delaware

           Regarding Reporting Person Schroders Incorporated

           a)     Schroders Incorporated

           b)     787 Seventh Avenue, 29th Floor
                  New York, NY 10019

           c)     Place of Organization -- Delaware

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page 10  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

           Regarding Reporting Person Jeffrey J. Collinson:

           a)     Jeffrey J. Collinson

           b)     1055 Washington Boulevard,
                  Stamford, CT  06901

           c)     Citizenship - United States

           Regarding Reporting Person Schroder Ventures US Trust:

           a)     Schroder Ventures U.S. Trust

           b)     c/o Schroder Venture Managers Limited
                  22 Church Street
                  Hamilton HM 11, Bermuda

           c) SVUST is a closed-end unit trust created under the laws of Bermuda

           Regarding Reporting Person Schroder Ventures Limited Partnership:

           a)     Schroder Ventures Limited Partnership

           b)     c/o Schroder Ventures Management L.P.
                  787 Seventh Avenue
                  29th Floor
                  New York, NY 10019

           c)     Place of organization -- Delaware

Item 2(d).        Title of Class of Securities:  Common Stock

Item 2(e).        CUSIP Number:       015351109

Item 3.           If this statement if filed pursuant to Rules 13d-1(b), or
                  ---------------------------------------------------------
                  13d-2(b), check whether the person filing is a:
                  -----------------------------------------------

                  (a) [    ]    Broker or Dealer registered under
                                Section 15 of the Securities Exchange Act of
                                1934 (the "Act"),

                  (b) [    ]    Bank as defined in Section 3(a)(6) of the Act,

                  (c) [    ]    Insurance Company as defined in Section 3(a)(19)
                                of the Act,

                  (d) [    ]    Investment Company registered under Section 8 of
                                the Investment Company Act of 1940,

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page 11  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------


                  (e) [    ]    Investment Advisor registered under
                                Section 203 of the Investment Advisers Act of 1940,

                  (f) [    ]    Employee Benefit Plan, Pension Fund
                                which is subject to the provisions of the Employee Retirement Income Security Act of
                                1974 or Endowment Fund; see
                                Rule 13d-1(b)(1)(ii)(f) of the Act,

                  (g) [    ]    Parent Holding Company, in accordance
                                with Rule 13d-1(b)(ii)(G) of the Act;
                                see Item 7,

                  (h) [    ]    Group, in accordance with Rule
                                13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.

Item 4.           Ownership.
                  ----------

                  See Items 5-8 on cover pages.

Item 5.           Ownership of Five Percent or Less of a Class.
                  ---------------------------------------------

                  This statement is being filed to report the fact that as of the date hereof, the following reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities:
                    Schroders Incorporated
                    Schroder Ventures U.S. Trust
                    Schroder Ventures Limited Partnership

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person.
                  -------

                  Not Applicable.

Item 7.           Identification and Classification of the Subsidiary which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on By the Parent Holding
                  -------------------------------------------------------------
                  Company.
                  --------

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.
                  ----------------------------------------------------------

                  Not applicable.

Item 9.           Notice of Dissolution of Group.
                  -------------------------------

                  Not Applicable.

Item 10.          Certification.
                  --------------

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page 12  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         February 14, 1998    BIOTECHNOLOGY INVESTMENT GROUP, L.L.C.
         -----------------    By: COLLINSON HOWE VENTURE PARTNERS, INC.
                Date          Its: Managing Member


                              By:                 *
                                   ------------------------------------
                                   Jeffrey J. Collinson, President

                              EDWARD BLECH TRUST


                              By:                 *
                                   ------------------------------------
                                   Mordechai Jofen, as Sole Trustee

                              COLLINSON HOWE VENTURE PARTNERS, INC.


                              By:                 *
                                   ------------------------------------
                                   Jeffrey J. Collinson, President


                                                  *
                              -----------------------------------------
                              Jeffrey J. Collinson

                              SCHRODERS INCORPORATED


                              By:                 *
                                   ------------------------------------
                                   Jeffrey J. Collinson,
                                   Its Attorney-in-Fact

                              SCHRODER VENTURES U.S. TRUST
                              By:  SCHRODER VENTURE MANAGERS LIMITED
                              Its: Manager


                              By:                 *
                                   ------------------------------------

-------------------------                           ---------------------------
|CUSIP NO. 015351109    |           13G            |   Page 13  of  13  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------



                            SCHRODER VENTURES LIMITED
                                 PARTNERSHIP
                            By:  SCHRODER VENTURES MANAGEMENT L.P.
                            Its: General Partner
                            By:  SCHRODER VENTURE MANAGERS INC.
                            Its: General Partner


                            By:                 *
                                ----------------------------------------


                            * By: ______________________________________
                                  Timothy C. Maguire, Attorney-in-Fact